                                                                  Exhibit 10.56


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement") is entered into as of May 22, 2001, by and between EXcelon Corporation, a Delaware corporation with its principal offices located at 25 Mall Road, Burlington, MA 01830 (together with its successors and assigns, the "Company"), and Robert N. Goldman, an individual residing at 41 Phillips Street, #19, Boston, MA 02114 (the "Executive").

         WHEREAS, the Executive is currently employed as President and Chief Executive Officer by the Company;

         WHEREAS, the Executive and the Company entered into an Employment Agreement, dated February 23, 1999 which was subsequently amended by an amendment dated September 2, 1999, pursuant to which the Executive has been employed as the President and Chief Executive Officer of the Company (as so amended, the "PRIOR AGREEMENT");

         WHEREAS, C-bridge Internet Solutions, Inc., a Delaware corporation, Comet Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub") and the Company have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into C-bridge, with C-bridge being the surviving corporation (the "Merger"); and

         WHEREAS, the Company desires to employ the Executive and has offered such employment to the Executive, and the Executive desires to be employed by the Company and has accepted employment by the Company as Chairman of the Board of the Company, in accordance with the provisions contained in this Agreement, such employment to commence as of the Effective Time of the Merger, as defined in the Merger Agreement (the "Effective Date");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. PRIOR AGREEMENT SUPERSEDED. This Agreement shall supersede and replace in its entirety the Prior Agreement, which, as of the Effective Date, shall be of no further force or effect.

         2. TERM. The employment of the Executive pursuant to this Agreement shall commence on the Effective Date and expire on the second anniversary of the Effective Date (the "Term"). Notwithstanding the foregoing, this Agreement may be earlier terminated in strict accordance with the provisions of SECTION 6 of this Agreement.

         3. EMPLOYMENT, ACCEPTANCE, DUTIES AND OTHER ACTIVITIES.

                  3.1. ACCEPTANCE. The Company agrees to employ the Executive during the Term, and the Executive accepts such employment. As a condition precedent to the Company's obligations hereunder, the Executive has entered into the attached NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT with the Company (the "Company Proprietary Rights Agreement"), which is incorporated herein by reference.

                  3.2. DUTIES. During the Term, Executive shall serve as the Chairman of the Board of the Company.

         4. COMPENSATION.

                  4.1 SALARY. The Company shall pay the Executive during the Term a salary at a rate of not less than $250,000 per annum, less all required and authorized withholdings and deductions. Salary payments shall be made to the Executive in accordance with the Company's regular pay practices for executives.

                  4.2 BONUS. The Company shall pay to the Executive in cash, on the Effective Date, a cash bonus in the amount of $500,000.

                  4.3 EMPLOYEE BENEFIT PLANS. During the Term, and otherwise as provided in this Agreement, the Executive shall be entitled to receive such benefits and to participate in such benefits plans as are generally provided from time to time by the Company to its senior management employees; PROVIDED, HOWEVER, that (a) the benefits provided to Executive and his immediate family hereunder, taken as a whole, shall not be of less materially value to him than the employee benefits that are being provided to Executive and his immediate family by the Company on the date of this Agreement and (b) nothing in this Agreement shall be construed to obligate the Company to provide any specific benefits to employees generally. The Executive's participation in all such plans and programs shall be at a level, on terms and conditions, that are commensurate with his position and responsibilities at the Company and no less favorable to him than to other senior executives of the Company.

                  4.4. BUSINESS EXPENSES. The Executive shall be entitled to reimbursement for all reasonable business, promotional and entertainment expenses incurred in connection with his employment on behalf of the Company or to further the Company's business, all in accordance with Company policy. The Company shall promptly reimburse the Executive for all such expenses, subject to documentation in accordance with reasonable policies of the Company.

         5. ACCELERATION OF VESTING AND EXTENSION OF TIME FOR EXERCISE OF OPTIONS IN CERTAIN EVENTS.

                  (a) Upon the occurrence of any Change in Control, as defined in Section 6.6(b) below, each option to acquire common stock, $.001 par value ("Common Stock") of the Company that is then held by the Executive (each an "Option") shall vest immediately, so as to become fully exercisable.

                  (b) If the Company terminates the Executive's employment Without Cause within twelve (12) months after a Change in Control, or if during such twelve-month period the Executive voluntarily terminates his employment pursuant to Section 6.5(b) below, the expiration date by which any Option held by the Executive must be exercised will automatically be extended to the first anniversary of the date of such termination.

         6. TERMINATION OF EMPLOYMENT.

                  6.1 DEFINITION OF TERMS

                  (a) The SEVERANCE AMOUNT shall be equal to the sum of (i) the Executive's then-current monthly salary multiplied by twenty-four (24) or, if less, the number of full or partial months remaining in the Term as of the date of his termination, plus (ii) all compensation owing hereunder to the Executive as of the date of his termination, plus (iii) all accrued benefits under any retirement plan adopted by the Company for the benefit of its employees.

                  (b) The SEVERANCE BENEFITS shall be all allowances and benefits being provided by the Company to the Executive at the date of his termination, including, but not limited to, medical and dental insurance benefits; PROVIDED, HOWEVER, that if, and only if, the allowances and benefits being provided to the Executive on the date the Executive terminates cannot be provided under the terms of such plans (and such plans cannot be amended by the Board of Directors of the Company to provide such benefits and allowances without adversely affecting the tax treatment thereof to the Company or the participants thereunder), the Company shall pay to the Executive, his spouse, his estate or his legal representative, as the case may be, the value of such allowances and benefits in a lump sum payment within thirty (30) days after the date the Executive terminates.

                  6.2 TERMINATION UPON DEATH. The Term of employment of the Executive under this Agreement shall terminate upon the death of the Executive.

                  6.3 TERMINATION UPON DISABILITY.

                  (a) If, during the Term of his employment, the Executive suffers a Disability (as hereinafter defined) for a period of three (3) consecutive months or more, the Company may, after the expiration of such three-month period and prior to the Executive resuming his full-time duties hereunder, terminate the employment of the Executive upon prior written notice to the Executive which notice shall specify a date (which may be the date of such notice or any later date) as of which such termination is to become effective (the "DISABILITY TERMINATION DATE"). Subsequent to the Disability Termination Date, the Executive or his legal representatives shall be entitled to receive any benefits which may be payable under all disability insurance policies and disability plans provided by the Company, without offset for any other insurance or disability payments to which the Executive may be entitled under insurance policies owned by him.

                  (b) For purposes of this SUBSECTION 6.3, "DISABILITY" shall mean any mental or physical condition or incapacity which prevents the Executive from substantially discharging his duties and responsibilities as an officer of the Company. In the event of a disagreement between the Company and the Executive as to whether the Executive suffers from a Disability, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Massachusetts who shall be mutually selected by the Executive (or his legal representative) and the Company, and such physician shall make the determination of whether the Executive suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive. The entire cost of any such examination shall be borne by the Company.

                  6.4 TERMINATION FOR CAUSE. In the event of termination of the Executive's employment for Cause, all compensation of the Executive and any other rights the Executive may have under this Agreement shall cease upon the termination date of his employment, the Executive shall receive no Severance Amount, no Severance Benefits and no further payments or benefits shall be paid or payable to the Executive by the Company for any period thereafter, except to the extent that Executive shall have accrued benefits under any retirement plan adopted by the Company for the benefit of its employees and except for all compensation owing hereunder to the Executive as of the date of termination for Cause. For purposes of this Agreement, "CAUSE" shall mean

                  (a) being convicted of criminal conduct constituting a felony offense, other than a traffic offense, whether or not related to the Executive's employment;

                  (b) negligence in the performance of the Executive's duties on behalf of the Company which results in a material detriment to the Company and is not cured or corrected within thirty (30) days after the Executive's receipt of written notice from the Company referring to this paragraph and describing with specificity the conduct or omission constituting negligence;

                  (c) fraud or embezzlement with respect to funds of the Company, as determined by the Board;

                  (d) the Executive's failure to comply with lawful instructions given to the Executive by the Board of Directors which is not cured or corrected within thirty (30) days after the Executive's receipt of written notice from the Company referring to this paragraph and describing with specificity the instructions with which the Executive did not comply;

                  (e) the Executive's material failure to comply with reasonable policies, directives, standards and regulations adopted by the Company, including, without limitation, the Company's policies regarding insider trading, except any such failure, that, if capable of cure, is remedied by the Executive within thirty (30) days after the Executive's receipt of written notice from the Company referring to this paragraph and describing with specificity the failure of the Executive to comply;

                  (f) breach by the Executive of the Company Proprietary Rights Agreement; and

                  (g) any intentional act by the Executive that would reasonably be expected to have, and that does have, a material adverse effect on the goodwill or reputation of the Company or on its relationships with its customers or employees.

         Notwithstanding the foregoing, a refusal by the Executive to move the Executive's residence away from the Boston area at the Company's request will not constitute a failure to comply under this paragraph.

                  6.5 VOLUNTARY TERMINATION BY EXECUTIVE.

                  (a) The Executive may voluntarily terminate his employment at any time upon written notice to the Company. In such case, the Executive shall receive no Severance

Amount, no Severance Benefits and no further payments or benefits shall be paid or payable to the Executive by the Company for any period after such termination of employment, except to the extent that Executive shall have accrued benefits under any plan adopted by the Company for the benefit of its employees generally and except for all compensation owing hereunder to the Executive as of the date of voluntary termination.

                  (b) Notwithstanding the foregoing, within 90 days after an Event of Constructive Termination (as hereinafter defined) the Executive may voluntarily terminate employment and within thirty (30) days thereafter, the Company shall pay the Executive (i) the Severance Amount, and (ii) Severance Benefits for a period of twenty-four (24) months or, if less, the number of full or partial months remaining in the Term. An "EVENT OF CONSTRUCTIVE TERMINATION" shall mean (v) a relocation of the Executive's principal workplace to a location more than 50 miles from the location of such workplace on the Effective Date without the Executive's express written consent; (w) an assignment to the Executive of duties or responsibilities inappropriate to the Chairman of the Board of the Company; (x) a failure to appoint or reelect the Executive to the Board of Directors of the Company; (y) a reduction in the Executive's compensation or benefits without the express written consent of the Executive.

                  6.6 TERMINATION BY THE COMPANY DUE TO A CHANGE IN CONTROL.

                  (a) If the Company terminates the Executive's employment within twelve (12) months after a Change in Control (as hereinafter defined),
(i) the Executive shall receive the Severance Amount payable in one lump sum on the effective date of such termination and the Severance Benefits for a period of twenty-four (24) months following the termination of the Executive's employment, or, if less the number of full or partial months remaining in the Term, (ii) the vesting of all options to purchase common stock $.001 par value, ("Common Stock") of the Company then held by the Executive (each an "Option") shall be fully accelerated such that all such Options shall be fully exercisable; and (iii) any other provision of the applicable form of option or stock option plan notwithstanding, the time within which the Executive may exercise such Option shall be extended to the first anniversary of the date of termination of the Executive's employment.

                  (b) For purposes of this Agreement, a "CHANGE OF CONTROL" shall mean the occurrence after the Effective Date of any of the following: (i) the acquisition by an individual, entity, group or any other person of beneficial ownership of thirty-five percent (35%) or more or in the case of (i) Sundar Subramaniam, John Donovan or any trust for the benefit of any of their families, or (ii) InSight Capital Partners, (iii) any affiliate of any of the foregoing, or (iv) any group including any one or more of the foregoing, more than 50% of either (x) the then outstanding shares of common stock of the Company or (y) the combined voting power of the election of directors for the Company; and/or (ii) the sale of substantially all of the Company's assets or a merger or sale of stock wherein the holders of the Company's capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; and/or (iii) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

                  (c) The Company shall require any successor via a Change in Control (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  6.7 TERMINATION WITHOUT CAUSE. In the event that the Executive's employment under this Agreement is terminated Without Cause (as hereinafter defined), the Company shall pay the Executive, on the date of such termination (a) the Severance Amount multiplied by a fraction equal to (i) the number of whole or partial months remaining in the Term at the time of such termination, divided by (ii) 24, and (b) the Severance Benefits for a period of twenty-four (24) months or, if less, the unexpired portion of the Term. TERMINATION WITHOUT Cause shall mean any termination by the Company of Executive's employment under this Agreement, other than (a) termination upon death in accordance with SECTION 6.2, (b) termination upon Disability in accordance with SECTION 6.3, (c) termination for Cause in accordance with
SECTION 6.4, or (d) constructive termination of the Executive pursuant to
SECTION 6.5(b) above.

         7. INDEMNIFICATION.

                  7.1 The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or C-bridge, or is or was serving at the request of the Company or C-bridge, or in connection with his service under this Agreement or the Prior Agreement, as a director officer, employee, agent, manager, consultant or representative of another person, or (ii) if any claim is made, or is threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted, or authorized, by the Company's certificate of incorporation, bylaws or other organization documents or Board resolutions, against any and all costs, expenses liabilities and losses (including, without limitation, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, reasonable attorneys' fees, and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, employee, agent, manager, consultant or representative of the Company or C-bridge and shall insure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

                  7.2 The Company agrees to advance to the Executive all costs and expenses incurred by him in connection with any event described in this
SECTION 7 to the fullest extent legally permitted, or authorized, by the Company's certificate of incorporation, bylaws or other organization documents or Board resolutions within fifteen (15) days after receiving written notice requesting such an advance, which notice (a) shall include an undertaking by the

Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses and (b) shall be accompanied by reasonable documentation of the costs and expenses for which advancement is sought. No amendment by the Company at any time on or after the Effective Date of the provisions of the Company's certificates of incorporation or bylaws shall be effective to reduce any of the Executive's rights to indemnification, or advancement of costs and expenses, under this SECTION 7.

                  7.3 During the Term and for a period of six (6) years thereafter, a directors and officers' liability insurance policy (or policies) shall be kept in place providing comprehensive coverage to the Executive to the extent that such coverage is then provided by the Company for any other present or former senior executive or director of the Company with respect to such senior executive's or director's service as such.

                  7.4 The provisions of this section shall survive the termination or expiration of this Agreement, irrespective of the reasons for such termination or expiration.

         8. ARBITRATION OF DISPUTES. The parties hereto shall use their best efforts to settle amicably any disputes, differences, or controversies arising between them arising out of or in accordance with this Agreement. However, in the event any such disputes, differences, or controversies are not so settled, the same shall be submitted to, and finally settled by, arbitration in accordance with the Rules of American Arbitration Association by one or more arbitrators appointed in accordance with said Rules. Arbitration initiated by either party shall be held in Boston, Massachusetts. The arbitrator(s) shall have the power to award attorneys' fees to the prevailing party in their sole discretion. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         9. ATTORNEYS' FEES. In the event a party seeks to enforce any provision of this Agreement and receives injunctive relief or other equitable relief from a court of competent jurisdiction which is final and not subject to appeal, such party shall be entitled to recover its reasonable attorneys' fees and costs incurred with respect to obtaining such relief from the other party. The provisions of this section are not intended to modify the provisions of SECTIONS 7 AND 8 hereof.

         10. OTHER PROVISIONS.

                  10.1 AMOUNTS PAYABLE LESS WITHHOLDING TAXES. The amounts payable by the Company hereunder shall be less any federal, state or local withholding taxes and social security.

                  10.2 EXCISE TAX. To the extent that payments or other benefits to the Executive pursuant to this Agreement (together with any other payments, benefits or stock awards received by the Executive in connection with a Change in Control) would result in triggering the provisions of the Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or other comparable federal, state or local tax laws, the Company shall pay the Executive such an additional amount as is necessary (after taking into account all federal, state and local taxes (including any interest and penalties imposed with respect to such taxes), including any income or excise tax payable by Executive as a result of the receipt of such additional amount) to place

Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax been paid or incurred. Such payment shall be determined by independent accountants agreed upon by the Company and the Executive and shall be made as soon as practicable after the time that any payments set forth in SECTION 6 hereof are due.

                  10.3 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission (with confirmation) or, if sent by regular mail, three days after the date of deposit in the United States mails addressed as follows:

                  (a) if to the Company, to:             eXcelon Corporation
                                                         25 Mall Road
                                                         Burlington, MA 01803

                      with copy to:                      Foley, Hoag & Eliot LLP
                                                         One Post Office Square
                                                         Boston, MA 02109
                                                         Attention:  John D. Patterson, Jr., Esq.
                                                         Telecopier: (617) 832-7000

                  (b) if to the Executive, to:           Robert N. Goldman
                                                         41 Phillips Street, #19
                                                         Boston, MA 02114

or to such other address as either party may from time to time provide to the other by notice as provided in this section.

                  10.4 BENEFICIARIES/REFERENCES. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement, following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, transferee, estate or other legal representative.

                  10.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Company and the Executive, and supersedes all prior negotiations, agreements (including the Prior Agreement), arrangements, and understandings, both written or oral, between the Company and the Executive with respect to the subject matter and the Term of this Agreement.

                  10.6 WAIVER OR AMENDMENT.

                  (a) The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement or of any other right or remedy.

                  (b) No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Executive and the Company.

                  10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.

                  10.8 ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

                  10.9 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof. If any part of this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part had not been inserted.

                  10.10 SECTION HEADINGS. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning, construction or interpretation of any or all of the provisions of this Agreement.

                  10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

                  10.12 AUTHORITY TO EXECUTE. The undersigned officer represents and warrants that he has full power and authority to enter into this Agreement on behalf of the Company, and that the execution, delivery and performance of this Agreement have been authorized by the Board of Directors of the Company. Upon the Executive's acceptance of this Agreement by signing and returning it to the Company, this Agreement will become binding upon the Executive and the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


EXECUTIVE                                             EXCELON CORPORATION

By: /s/ Robert N. Goldman                             By:    /s/ Lacey Brandt
    ---------------------                                    ----------------
    Robert N. Goldman                                 Name:  Lacey Brandt
                                                      Title: CFO